EXHIBIT 23.1


The Board of Directors and Stockholders
Sense Holdings, Inc.


We consent to the incorporation in this Registration Statement on Form SB-2 of our report dated April l3, 2005 for the year ended December 31, 2004 relating to the consolidated balance sheet of Sense Holdings, Inc. and Subsidiary and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2004 and 2003. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.


                                        /s/ Sherb & Co., LLP
                                        Certified Public Accountants

Sherb & Co., LLP
Independent Registered Public Accountants
Boca Raton, Florida
May 26, 2005